Exhibit 10.12

Annual Cash Compensation of Executive Officers

Base Salaries and 2008 Bonus Payments. The executive officers of Stereotaxis, Inc. (the “Company”) have their base salaries determined yearly by the Compensation Committee (the “Committee”) of the Board of Directors. The executive officers are all “at will” employees, and each have written employment agreements which are filed, as required, as exhibits to reports filed by the Company under the Securities Exchange Act of 1934. On February 18, 2009, the Compensation Committee determined that the 2009 annual salaries for executive officers of the Company would not increase from the 2008 amounts and that payments would be made under the Company’s 2008 bonus program (the “2008 Program”) to the executive officers of the Company as set forth below. The 2008 Program was designed to reward the accomplishments of these officers on behalf of the Company in 2008 pursuant to and consistent with the objective of the Company’s bonus plan, as determined by the Committee. The bonus plan performance measures included operating and financial goals, including orders and revenue, expense and clinical adoption. The 2009 salaries and 2008 bonuses are summarized in the following table:

	2009 Salary	2008 Bonus
Douglas Bruce Chief Technology/Operations Officer	$295,000	$30,000
Bevil J. Hogg Former Chief Executive Officer (1)	N/A	$50,000
Michael Kaminski President & Chief Executive Officer (2)	$400,000	$50,000
Louis Ruggiero Chief Commercial Officer	$300,000	$21,452
James Stolze Vice President & Chief Financial Officer	$310,000	$30,000
Melissa Walker Senior Vice President, Regulatory, Quality & Compliance	$235,000	$30,000

(1)	Between January 1, 2008 and December 31, 2008 Mr. Hogg served as the Company’s Chief Executive Officer. Mr. Hogg continues to serve as a Director.
(2)

Between January 1, 2008 and December 31, 2008 Mr. Kaminski served as the Company’s President & Chief Operating Officer. Effective January 1, 2009 Mr. Kaminski was appointed to his current position as the Company’s President & Chief Executive Officer. Mr. Kaminski also serves as a Director.

The Company intends to provide additional information regarding other compensation awarded to the named executive officers in respect of and during the 2008 fiscal year in the proxy statement for its 2009 annual meeting of stockholders, which is expected to be filed with the Securities and Exchange Commission in April 2009.